GLOBAL EAGLE ACQUISITION CORP.

COMPLETES BUSINESS COMBINATION TRANSACTION,

ACQUIRING ROW 44 AND 86% OF ADVANCED INFLIGHT ALLIANCE AG

Company Changes Name to Global Eagle Entertainment Inc.

Los Angeles, CA — January 31, 2013 — Global Eagle Acquisition Corp. (NASDAQ: EAGL; EAGLW; EAGLU) (“Global Eagle” or the “Company”) today announced the completion of its previously announced business combination transaction in which it acquired Row 44, Inc. (“Row 44”) and 86% of the shares of Advanced Inflight Alliance AG (“AIA”) following the receipt of stockholder approval at the Company’s Special Meeting in Lieu of 2012 and 2013 Annual Meetings of Stockholders held today.

In connection with the closing, the Company was renamed Global Eagle Entertainment Inc., and its new website URL is www.globaleagleent.com. Global Eagle will serve as the public holding company for both Row 44 and AIA.

Effective Friday, February 1, 2013, the ticker symbol for Global Eagle’s common stock on NASDAQ will be changed from “EAGL” to “ENT.” Global Eagle has notified NASDAQ that it intends to voluntarily delist its outstanding warrants, which currently trade on NASDAQ under the symbol “EAGLW,” because it intends to have the warrants quoted on the OTC market. Global Eagle expects that quotation of the warrants on the OTC market will commence on or about February 11, 2013 under the symbol “ENTWW”.

“This unique business combination puts Global Eagle Entertainment at the forefront of a rapidly expanding industry sector, providing both connectivity and diverse content for airline passengers worldwide,” said Ed Shapiro, Chairman of the Boards of Row 44 and AIA and Chairman-designate of Global Eagle Entertainment. “Leveraging our resources, industry-leading positions and strong balance sheet, Global Eagle is uniquely positioned to serve the global commercial airline industry, while creating new sources of ancillary revenue. We will provide passengers with far better access to communication, information and numerous entertainment options.”

Harry Sloan and Jeff Sagansky, founders of Global Eagle Acquisition Corp., stated: “It’s gratifying to see the realization of a vision we have worked hard to bring to fruition.  We have assembled a great leadership team with John LaValle, the CEO of Row 44, who has now become Chief Executive Officer of Global Eagle, Louis Belanger-Martin, the Chief Executive Officer of AIA, who has now become Vice Chairman of the Board of Global Eagle, Ed Shapiro, a partner at PAR Capital Management, our majority shareholder, who has now become Chairman of the Board of Global Eagle, and Dave Davis, who has now become Chief Financial Officer of Global Eagle.  The company is poised for tremendous growth and continued success.”

John LaValle, CEO of Global Eagle: “I’m excited to lead the new company in the next phase of its growth.  With nearly 500 planes globally equipped with the Row 44 connectivity system and AIA’s roster of 130+ airline customers receiving content, Global Eagle is poised to redefine the in-flight entertainment and connectivity experience.  I appreciate the confidence Ed, Harry and Jeff have placed in me, and I look forward to working with them and the nearly 500 combined Row 44/AIA employees to make Global Eagle a world-class service provider.”

Louis Belanger-Martin, Vice Chairman of the Board of Global Eagle, added: “Today’s news fulfills a nearly 20-year vision I’ve held for the in-flight entertainment business.  We’ve created a platform that—through wireless connectivity—dramatically increases the number of global airline passengers with access to AIA’s content and Row 44’s state-of-the-art satellite services.  I look forward to working with John, Ed, Harry and Jeff to see Global Eagle achieve its full potential.”

Citigroup acted as lead capital markets advisor to Global Eagle and provided financial advisory services to Global Eagle, and BofA Merrill Lynch assisted Global Eagle in identifying acquisition targets. U.S. legal counsel to Global Eagle was McDermott Will & Emery LLP and German legal counsel to Global Eagle was McDermott Will & Emery Rechtsanwälte Steuerberater LLP. RBC Capital Markets provided advisory services to AIA. Seabury Group, LLC provided advisory services to Row 44. U.S. legal counsel to PAR was Goodwin Procter LLP, and German legal counsel to PAR was SJ Berwin. Legal counsel to Row 44 was Strategic Law Partners, LLP.

About Global Eagle Entertainment

Global Eagle Entertainment Inc. is the only full service platform offering both content and connectivity for the worldwide airline industry.   Through its combined content, distribution and technology platforms, Global Eagle provides airlines and the millions of travelers they serve with the industry's most complete offering of in-flight video content, e-commerce and information services.   Through its Row 44 subsidiary, Global Eagle utilizes Ku-band satellite technology to provide airline passengers with Internet access, live television, shopping and travel-related information.  Currently installed on more than 450 aircraft, Row 44 has the largest fleet of connected entertainment platforms operating over land and sea globally.   In addition, through its AIA division, Global Eagle provides film and television content, games and applications to more than 130 airlines worldwide.  Global Eagle Entertainment is headquartered in Los Angeles, California and maintains offices and support personnel around the world.   Find out more at www.globaleagleent.com.

FORWARD LOOKING STATEMENTS

This press release may include "forward looking statements" within the meaning of the "safe harbor" provisions of the United Stated Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements with respect to the expected performance, strategies, prospects and other aspects of the businesses of Global Eagle, AIA, Row 44 and the combined company after completion of the business combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the inability of Global Eagle to continue to meet NASDAQ’s listing requirements, including the minimum 300 public holders requirement; (2) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its key employees; (3) changes in applicable laws or regulations; (4) the possibility that Global Eagle, AIA and Row 44 may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated in the definitive proxy statement filed by Global Eagle with the SEC in connection with the business combination, including those under “Risk Factors” therein, and other filings with the SEC by Global Eagle.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Global Eagle, AIA and Row 44 undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

Investors:

Dave Davis, Global Eagle

ddavis@row44.com

(310) 209-7280

Chris Plunkett, Brainerd Communicators

plunkett@braincomm.com

212-986-6667

Press:

Kristien Brada-Thompson, Priority PR

Kristien@prioritypr.net

310-954-1375